Exhibit 10.2

This Document Constitutes Part of a
Prospectus Covering Securities that Have Been
Registered Under the Securities Act of 1933

2019 RESTRICTED STOCK UNIT GRANT AGREEMENT

This Grant is made as of the 1st day of March, 2019 (“Date of Grant”) by Anixter International Inc., a Delaware corporation (the “Corporation”), to ____________ (“Participant”) pursuant to the Anixter International Inc. 2017 Stock Incentive Plan (the “Plan”).
Section 1.Grant of Stock Units. On the terms and conditions stated herein, the Corporation hereby grants to the Participant _____ stock units (“Units”), convertible to shares of the Corporation on a one-for-one basis.
Section 2.Vesting, Conversion and Forfeiture.
(a)Except as described in Section 2(b) below, one third of the Units shall vest on each anniversary of the Date of Grant beginning with the first anniversary of the Date of Grant. Units shall convert to shares of stock on the date they vest. If at a time the Units are not vested (i) Participant’s employment with the Corporation and its affiliates terminates for reasons other than as described in Section 2(b), or (ii) any transfer of the Units is made in violation of this Agreement, the Units and any distributions thereon shall be forfeited and, in the case of transfer, may be reacquired by the Corporation, upon notice to Participant or any transferee, at no cost to the Corporation.
(b)If Participant’s employment with the Corporation and its affiliates terminates due to Retirement, death or Disability, any Units that are unvested as of the effective time of such termination will continue to vest in accordance with the vesting schedule set forth in Section 2(a) above. For purposes of this Section 2(b):
(i)“Retirement” means the termination of Participant’s employment with the Corporation and its affiliates for other than Cause when the Participant is age 60 or older, has completed ten or more years of employment with the Corporation and its affiliates and has given the Corporation written notice of Participant’s intended Retirement date at least six months prior to such Retirement date;
(ii)“Disability” means termination of Participant’s employment with the Corporation and its affiliates due to Participant having been determined to be disabled under the Corporation’s long term disability plan; and
(iii)“Cause” means (A) Participant’s willful and continued failure to substantially perform Participant’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), after a written demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Corporation believes Participant has failed to perform his or her duties, and after Participant has failed to resume substantial performance of Participant’s duties on a continuous basis within 30 days of receiving such demand; (B) the Committee’s determination, in good faith, that Participant has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of the Corporation that are demonstrably and materially injurious to the Corporation, or (C) a plea of guilty or nolo contendere by Participant, or conviction of Participant, for a felony under federal or state law.

Section 3.Right of Recoupment. The Grant of the Units is expressly made subject to and conditioned on the following understanding. Participant acknowledges and agrees that if (a) the financial results of the Corporation for its fiscal year immediately preceding the Date of Grant are restated and (b) the Compensation Committee of the Board of Directors of the Corporation (“Committee”) determines, in its sole discretion, that (i) Participant engaged in conduct that caused or partially caused the need for the restatement and (ii) a lesser Grant would have been made to Participant under this Agreement based on the restated financial results then (x) the Corporation shall have the right to recoup from Participant the amount of any overpayment of compensation attributable to the Grant or such other amount, up to the full compensation realized by Participant with respect to the Grant, as the Committee determines, in its sole discretion, based on its review of the relevant facts (“Recoupment Amount”) and (y) the Corporation shall have the right to effect such recoupment by (i) cancelling unvested Units or other options or restricted stock units held by Participant, (ii) to the extent permitted by law, offsetting such recoupment obligation against any other obligation of the Corporation to Participant, or (iii) demanding repayment from Participant. In the event that a restatement impacts more than one fiscal year, the Corporation may exercise this recoupment right with respect to each fiscal year that is subject to restatement. This recoupment right shall be a separate contract right enforceable by the Corporation against Participant and shall be in addition to, and not in substitution for, any and all other rights or remedies that the Corporation may have against Participant with respect to Participant’s conduct and the restatement, including any right the Corporation may have under Section 304 of the Sarbanes-Oxley Act of 2002. The Corporation shall also be entitled to interest on the Recoupment Amount at a reasonable rate of interest and to reimbursement of all costs of collection.
Section 4.Prohibited Transfers. Any sale, hypothecation, encumbrance or other transfer of Units is prohibited unless the same shall have been consented to in advance in writing by the Corporation (which consent may be withheld in the sole discretion of the Corporation).
Section 5.Withholding Taxes. As a condition to the grant, vesting or conversion of the Units acquired hereunder, the Corporation shall withhold the number of whole Units required for the satisfaction of any Federal, state or local withholding tax obligations that may arise in connection therewith.
Section 6.Retention of Certificate and Any Distributions. The Treasurer or any Assistant Treasurer shall retain on behalf of Participant, until the Units are converted, all certificates and distributions pertaining to the Units. Upon conversion and subject to the withholding of the number of Units sufficient for payment of withholding tax, the certificates and all distributions (with or without interest on any cash distributions, as determined from time to time by the Corporation in its sole discretion) shall be delivered to Participant.
Section 7.Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, assigns and personal representatives.
Section 8.Specific Performance. In the event of a breach of this Agreement by any party hereto, any other party hereto shall be entitled to secure specific performance of this Agreement in any court of competent jurisdiction.
Section 9.Notices, etc. All notices and other communications required or permitted hereunder will be in writing and will be mailed by first-class mail, postage prepaid, addressed (a) if to Corporation at:
2301 Patriot Boulevard
Glenview, Illinois 60026
Attn: General Counsel

or at such address as Corporation will have furnished to Participant in writing, or (b) if to Participant at then current address in the records of Corporation or at such other address as Participant will have furnished to Corporation in writing in accordance with this Section.
All notices and other communications to be given hereunder shall be given in writing. Except as otherwise specifically provided herein, all notices and other communications hereunder shall be deemed to have been given if personally delivered to the party being served, or two business days after mailing thereof by registered mail, return receipt requested, postage prepaid, to the requisite address set forth above (until notice of change thereof is served in the manner provided in this Section).
Section 10.No Right to Employment. Nothing in this Agreement or in the act of granting the Units to Participant shall give Participant any rights to continue to be employed by Corporation.
In Witness Whereof, the Corporation has caused this Grant to be executed on its behalf by its officer duly authorized to act on behalf of the Corporation.

Anixter International Inc.
a Delaware corporation

By:    /s/ Ted A. Dosch

Its:    Executive Vice President - Finance
and Chief Financial Officer

3